PROXY CONTEST ALERT
Fellow Shareholders:
     Ralph W. Bradshaw, a dissident shareholder has filed preliminary proxy materials with the SEC indicating his intention to conduct a hostile proxy contest against your Board of Trustees. The dissident shareholder is seeking your support to elect himself and his close associates in place of all of the experienced incumbent members of the Board.
     Your vote is important regardless of the number of shares you own. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD as soon as possible even if you plan to attend the meeting. This will not prevent you from voting in person at the meeting but will assure that your vote is counted if you are unable to attend.
YOUR BOARD OF TRUSTEES STRONGLY URGES YOU TO
ONLY VOTE THE WHITE PROXY CARD.
IF YOU RECEIVE A COLORED PROXY CARD,
DISCARD IT IMMEDIATELY.
     Your Trustees believe that the dissident shareholder is known throughout the closed-end fund industry as someone who attempts to gain control over exchange-traded closed-end funds. He then tries to force those funds to either convert to an open-end fund structure or combine with other funds he controls, enabling him to profit at the expense of those funds’ long-term shareholders.
     Although the dissident shareholder positions himself to be an advocate for shareholder rights, your Trustees believe that nothing could be farther from the truth. Indeed, we do not believe that his interests are aligned with the long-term interests of the Fund’s shareholders. Rather, your Trustees believe that the dissident shareholder wants to replace the current Board primarily in order to advance his narrow, private agenda designed for personal profit, irrespective of whether his actions are detrimental to long-term shareholders who have invested in the Fund for the consistent level of current income it provides.
DO NOT LET THE DISSIDENT SHAREHOLDER TAKE
OVER THE FUND TO ADVANCE HIS PERSONAL INTERESTS.
DISCARD ANY COLORED PROXY CARD IMMEDIATELY.
ONLY EXECUTE THE WHITE PROXY CARD.
     Please do not hesitate to call our proxy solicitor, Georgeson Inc., at (888) 293-6908 if you have any questions or concerns.
     Thank you for your investment in Rivus Bond Fund and for your continued support.

Sincerely,

W. Thacher Brown